Exhibit 99.1

300 River Place Suite 4950 Detroit, MI 48207 www.uahc.com

FOR IMMEDIATE RELEASE
United American Healthcare Corporation Names
John M. Fife as Chairman of the Board
DETROIT, Oct. 21, 2010 — United American Healthcare Corporation (OTCQB: UAHC) today announced the appointment of John M. Fife as Chairman of the Board of Directors effective Oct. 19, 2010, succeeding Tom A. Goss, who will continue to serve on the Board. Since 1998, Mr. Fife has been president of CVM, Inc., the manager of Chicago Venture Management, LLC, which is the general partner of Chicago Venture Partners, L.P., a private equity fund based in Chicago. Mr. Fife has been chairman of Pulse since June 2004. In addition, since January 2004 he has been chairman of Typenex Medical, LLC, a privately-held medical supply company whose products are used to enhance transfusion safety within the hospital blood bank community worldwide. Mr. Fife has extensive knowledge and experience in the healthcare industry, as well as in acquisitions, capital markets, finance, marketing, international business and entrepreneurship. He holds an MBA from Harvard Business School.
Mr. Fife commented: “I am honored to be named Chairman, and I look forward to working with the Board to integrate UAHC’s recent acquisition of Pulse Systems and move our combined Company forward. As our focus shifts from the recent proxy contest, it is time for all parties to put their differences aside and work together to execute our strategic plan for restoring shareholder value. I would also like to thank Tom Goss for his service as Chairman, and I look forward to working with him and the rest of our Board to realize the unrecognized potential we see in UAHC.”
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a provider of contract manufacturing services to the medical device industry, following its June 2010 acquisition of Pulse Systems, LLC, a leading provider to the medical device industry since 1998. UAHC has been a healthcare management company since 1985. For more information, please visit the Company’s web site at www.uahc.com.
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind down of our CMS Medicare business, the integration of the recent acquisition of Pulse Systems, LLC, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of any future acquisitions, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.
Contacts:

Company	Investor Relations
Bill Dennis, CFO and Treasurer	Jeff Tryka, CFA
United American Healthcare Corporation	Lambert, Edwards & Associates
313-393-4571 / Investor_relations@uahc.com	616-233-0500 / jtryka@lambert-edwards.com
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